Exhibit (a)(1)

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT
OF CERTIFICATE OF FORMATION

The undersigned authorized person, desiring to amend the limited liability company formation pursuant to Section 18-202 of the Limited Liability Company Act of the State of Delaware, hereby certifies as follows:

1. The name of the limited liability company is
Versus Capital Multi-Manager Real Estate Income Fund LLC.

2. The Certificate of Formation of the limited liability company is hereby amended as follows:

Please change the name to the following:
Versus Capital Real Estate Fund LLC

By:	/s/ Brian Petersen
Authorized Person

Name:	Brian Petersen
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